NEWS RELEASE

BD Names Pamela Spikner as Chief Accounting Officer and Controller

Franklin Lakes, N.J. (January 10, 2025) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, announced today that Pamela Spikner has been named senior vice president, chief accounting officer and controller, effective January 20.

In this role, Spikner will be responsible for all accounting policy and financial reporting for the company. She will report to Chris DelOrefice, executive vice president and chief financial officer.

“Pam has a proven track record of leadership in corporate finance and accounting, with a deep passion for building and leading high-performing teams,” said DelOrefice. “Her more than 25 years of expertise will play a pivotal role in the continued leadership of the finance organization at BD.”

Spikner joins BD from R1 RCM, Inc., which provides technology-enabled revenue cycle management solutions to health care providers, where she served as chief accounting officer since July 2021. In that role, she oversaw financial reporting and compliance, led strategic financial planning, implemented operational efficiency programs, among other responsibilities. She previously held various accounting leadership roles during her 12-year tenure at Exelon Corporation, a Fortune 200 company and the nation’s largest utility company, and served as assistant corporate controller from July 2019 through July 2021 at Hill-Rom Holdings, Inc., a medical device company. She began her career in the audit practice of PwC, where she worked with clients in the health care and insurance industries.

Pam holds a Bachelor of Science in Accounting from Indiana University of Pennsylvania. She is a certified public accountant (CPA) and a certified internal auditor (CIA).

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About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its more than 70,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to accurately detect disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care.

For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/, X (formerly Twitter) @BDandCo or Instagram @becton_dickinson.

Contacts:

Media:    Investors:
Troy Kirkpatrick    Adam Reiffe
VP, Public Relations    Senior Director, Investor Relations
858.617.2361    201.847.6927
troy.kirkpatrick@bd.com     adam.reiffe@bd.com